Exhibit 3.6

OPERATING AGREEMENT
OF
JJP ACQUISITIONS, LLC
A Delaware Limited Liability Company

This Operating Agreement (the “Agreement”) of JJP Acquisitions, LLC, a Delaware limited liability company (the “Company”) is made as of February 24, 2016 by the sole Member of the Company.

Premises

The Company was organized on February 26, 2016, pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”).

Agreements

1. Name. The name of the Company is JJP ACQUISITIONS, LLC.

2. Term. The Company shall have a perpetual existence unless dissolved in accordance with the provisions of this Agreement or the Act.

3. Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers granted by the Act or this Agreement, together with any powers incidental thereto, which are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

4. Registered Agent and Office. The name of the registered agent and the address of the registered office of the Company are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

5. Tax Characterization. It is the intention of the Member that the Company shall be disregarded for federal and state income tax purposes and that the activities of the Company shall be deemed to be activities of the Member for such purposes. All provisions of this Agreement are to be construed so as to preserve this intended tax status. The Member acknowledges that at all times that two or more persons hold Interests in the Company, then the Company will be treated as a partnership for federal and state income tax purposes.

6. Member. The initial member shall be: Xerium Technologies, Inc.

7. Interests. The Company hereby issues an interest (the “Interest”) to the Member, which includes any and all benefits to which the holder of such Interest may be entitled under the Act and this Agreement, and any and all obligations of such holder of the Interest to comply with the Act and this Agreement.

8. Capital Contributions. The Member hereby contributes to the Company the initial capital contribution set forth on the books of the Company in exchange for the Interest. The Member may contribute such other cash or property to the Company as the Member shall decide, at any time and from time to time.

9. Management. The management and control of the Company and its business shall be vested exclusively in a single Manager and in those officers of the Company appointed by the Manager. The Manager and such officers of the Company shall have all of the rights, powers and authority generally conferred under the Act or other applicable law, on behalf and in the name of the Company, to carry out any and all of the objects and purposes of the Company and to perform all acts and, enter into, perform, negotiate and execute any and all leases, documents, contracts and agreements on behalf of the Company that the Manager or such officer, exercising discretion, deems necessary or desirable (including without limitation, any mortgage, promissory note or other documents evidencing or securing any loan benefiting the Company). Except as otherwise provided herein, the consent or authorization of the Member shall not be required for any lease, document, contract, agreement, mortgage or promissory note to be the valid and binding obligation of the Company. The initial Manager shall be Shaun M. Klein.

10. Officers. The Manager may, from time to time, delegate his powers or duties to any officers or agents, notwithstanding any provision hereof, including, but not limited to a Chief Executive Officer, President, Vice President, Secretary and/or Treasurer. All officers shall serve at the pleasure of the Manager and officers may be removed by the Manager at any time.

11. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interest in the Company.

12. Dissolution. The Company shall be dissolved and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member to dissolve, or (b) an event of dissolution under the Act.

13. Distributions Upon Dissolution. Upon the occurrence of an event set forth in Section 12, and after paying or making reasonable provision for the payment of all of the liabilities and obligations of the Company to the extent required by the Act, the net proceeds of a liquidation of the Company’s assets shall be distributed to the Member.

14. Limited Liability. The Member shall have no liability for the liabilities or obligations of the Company, solely by reason of being a Member of the Company, except to the extent required by the Act. The Company shall indemnify, defend and hold harmless the Member from and against any and all liabilities of every kind, arising from or relating to the Company’s business, except as to those matters arising from the Member’s fraud, gross negligence or willful misconduct.

15. Amendment. This Agreement may be amended only in a writing signed by the Member.

16. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[SIGNATURE ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has caused this Operating Agreement to be executed as of the date first above written.

MEMBER:

Xerium Technologies, Inc.
By:	/s/ David J. Pretty
Name: David J. Pretty
Title: President-Xerium North America and Europe